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                                                                   EXHIBIT 99.C2


                                                                  (212) 238-8665

                              April 24, 1997


PDR Services Corporation
c/o American Stock Exchange, Inc.
86 Trinity Place
New York, NY 10006

State Street Bank  & Trust Company
225 Franklin Street
Boston, MA  02110

     Re:  SPDR Trust, Series 1

Ladies and Gentlemen:

     As counsel for PDR Services Corporation, as sponsor (the "Sponsor") and the American Stock Exchange, Inc. (the "Exchange"), we have examined an executed copy of the Trust Indenture dated as of January 23, 1993, (the "Indenture") and Standard Terms and Conditions of Trust, dated as of January 1, 1993, (the "Agreement"), both between the Sponsor and State Street Bank and Trust Company, as trustee, (the "Trustee"). The Indenture established a trust called the SPDR Trust, Series 1 (the "Trust") into which were deposited certain stocks (the "Securities"), and moneys to be held by the Trustee upon the terms and conditions set forth in the Indenture and Agreement. Under the Indenture, units were issued representing fractional undivided interests in the Trust (the "Units").

     In rendering this opinion we have assumed that the Trust has elected, has qualified for and will continue to qualify for tax treatment as a regulated investment company ("RIC") under the Internal Revenue Code of 1986, as amended (the "Code"). We have also assumed that the gross annual payroll of the Trust will be $1,000,000 or less.
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PDR Services Corporation
State Street Bank and Trust Company                                     -2-


     Based upon the foregoing and upon an examination of such other documents and an investigation of such matters of law as we have deemed necessary, we are of the opinion that, under existing statutes and decisions:

     1. The Trust will not be subject to federal income tax on such part of its net income and capital gain, if any, as is timely distributed to Unitholders.

     2. The Trust will be subject to New York State and New York City franchise and general corporation tax. However, in any fiscal year in which the Trust qualifies as a RIC under Section 851 of the Code, and distributes all of its net income and capital gains to Unitholders, the sum of such New York State and New York City tax to which the Trust will be subject will not exceed $675.00.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 33-46080) relating to the Units referred to above.

                              Very truly yours,


                              Carter, Ledyard & Milburn


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